                                                                    Exhibit 99-1

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

                        PLYMOUTH MEETING EXECUTIVE CAMPUS
                       620 WEST GERMANTOWN PIKE, SUITE 200
                           PLYMOUTH MEETING, PA 19462
                     TEL. (610) 834-7950 FAX (610) 834-9560
                              http://www.areic.com



FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Enters Indianapolis Market with 1.4 Million SF Portfolio Purchase Together with 491 Acre Airtech Park Joint Venture

PLYMOUTH MEETING, PA, December 7, 1998. American Real Estate Investment Corporation (AMEX: REA - news) (the "Company") today announced that it has formed a strategic alliance with Michael Browning and Browning Investments Inc. ("Browning") including the joint venture development of the 491 acre Airtech Park, the purchase of 3 warehouse/office buildings totaling 861,760 sf, and the commitment to purchase 2 additional warehouse/office buildings totaling 534,992 sf, which are currently under construction. The aggregate purchase price of the
1.4 million square foot portfolio and the joint venture interest is approximately $73.2 million, and the aggregate developable square footage of Airtech Park is in excess of 7.5 million square feet.

Airtech Park is a 491 acre parcel of ground immediately abutting the Indianapolis International Airport and Interstate 70. The Airport, currently under expansion, is home to the new $2.0 billion United Airlines maintenance facility and the newly completed Federal Express international airfreight hub, their largest domestic operation. As part of this closing, the Company has agreed to purchase the first development project of the Airtech Park joint venture, a 495,740 square foot, warehouse/office facility currently under construction on 34 acres, and scheduled for delivery January 1, 2000. The state-of-the-art facility, consisting of a 395,420 square foot high bay warehouse, with 100,500 square feet of appurtenant Class A office space, is being completed under a twenty year build-to-suit lease for Brightpoint, Inc., the world's second largest distributor of cellular phones. The warehouse portion of the Building will be expandable by up to 140,000 square feet.

The three initial buildings the Company has acquired are triple-net leased to single users under lease terms averaging approximately eight years. The Company has also agreed to purchase an additional warehouse/office building (net leased for ten years), comprising 39,252 square feet which is currently under construction scheduled for completion in January 1999. Tenants of the portfolio include Logo Athletics, Brightpoint, Support Net and Office Works.

Browning Investments, Inc., an Indianapolis based real estate company, has developed over 7,000,000 square feet of office and warehouse space, including Vacation Plaza, Northwest Technology Park, Mayflower Park, Capital Center, 300 North Meridian, Gateway Plaza, Pan Am Plaza, Fidelity Plaza, Thomson Consumer Electronics Headquarters, Meridian Mark Plaza, Penn Mark Plaza and the Meridian Technology Center, among others. Michael G. Browning, the Chairman of the Board and President of Browning Investments, Inc., also serves on the Board of Directors of CINergy, Corp., Indianapolis Indians, Inc., Indiana Sports Corporation and the Indianapolis Economic Development Commission. He has previously served on the Boards of Emmis Broadcasting, NBD Indiana Inc, the Indiana National Bank, Conseco, Inc., and is involved in many other business, civic and political interests. He also served as the Chairman of the Board and President of the Fidelity Bank of Indiana. As part of this transaction, Browning agreed to accept approximately 1,175,000 shares of the Company's operating partnership units.

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION





December 7, 1998
Page 2 of 2


"This is a very compelling transaction for the Company for many reasons. First, we are very excited to enter a new vibrant market through the addition of these extremely high quality, high yielding buildings. However, we would not have entered this competitive market without our alliance with Michael Browning and Browning Investments. Michael's organization is widely regarded as one of the finest private developers and operators in the area, having developed over 7 million square feet of Class A space in the market, and we are delighted to include him as a substantial shareholder and partner. Our joint venture on one of the best parcels of developable ground in the market, together with our strategic alliance will provide the Company access to dramatically higher yields, as we continue to pursue transactions such as the new Brightpoint facility." stated Jeff Kelter, President of American Real Estate.

"We believe this partnership will help us be very competitive, particularly in the Airport market, and will provide additional access to capital which is so critical in the industry today. Most importantly, this alliance allows us the opportunity to team up with American Real Estate and, through Jeff Kelter and his organization, create a dynamic enterprise to develop high quality projects." stated Michael G. Browning, President and Chairman of Browning Investment, Inc.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania, and regional offices in Franklin Lakes, New Jersey, Albany and Syracuse, New York, and Allentown, Pennsylvania, is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties located in the Mid-Atlantic and Northeast states. The Company currently owns 73 office and industrial properties containing an aggregate of 9.5 million square feet. For more information, contact Timothy A. Peterson at 610-834-3469, send email to info@areic.com or visit the Company's web site at www.areic.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q.

SOURCE American Real Estate Investment Corporation
Web Site: http://www.areic.com
CONTACT: Timothy A. Peterson of American Real Estate Investment Corporation, 610-834-3469

                                      # # #